Chang G. Park, CPA, Ph. D.
• 2667 CAMINO DEL RIO S. PLAZA B • SAN DIEGO • CALIFORNIA 92108 •
• TELEPHONE (858)722-5953 • FAX (858) 761-0341 • FAX (858) 764-5480
• E-MAIL changgpark@gmail.com •

October 13, 2010

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements on Form 10-K of Sky Harvest Windpower Corp. of our report dated on October 13, 2010, with respect to the audited consolidated financial statements of Sky Harvest Windpower Corp., included in Form 10-K for the year ended May 31, 2010.

Very truly yours,

/s/ Chang G. Park
___________________
Chang G. Park, CPA

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board